EXHIBIT 10.5.6

AMENDMENT 2013-1

THE PNC FINANCIAL SERVICES GROUP, INC.

DEFERRED COMPENSATION PLAN

(as amended and restated as of May 5, 2009)

WHEREAS, The PNC Financial Services Group, Inc. (“PNC”) sponsors The PNC Financial Services Group, Inc. Deferred Compensation Plan (the “Plan”);

WHEREAS, Section 10 of the Plan authorizes PNC to amend the Plan; and

WHEREAS, PNC wishes to amend the Plan to (i) reflect changes to the responsibilities of the Plan Manager and the administrative procedures for processing claims and appeals; and (ii) make certain other clarifying changes.

NOW, THEREFORE, IT IS RESOLVED, that, effective January 1, 2013, the Plan is hereby amended as follows:

1. Except with respect to Section 1.7 (“Committee”), Section 1.24 (“ISP Administrative Committee”), Section 1.30 (“Plan Manager”), Section 9 (“Administration; Delegation”), Section 10 (“Amendment and Termination”) and Section 13 (“Miscellaneous”), the Plan is amended to replace each reference to “Committee” or “Committee or its delegate”, as applicable, with “Plan Manager”.

2. Section 1.30 of the Plan (“Plan Manager”) is amended in its entirety to read as follows:

“1.30	“Plan Manager” means any individual designated to manage the operation of the Plan as herein provided.”

3. The third sentence of Section 4.2 of the Plan (“Manner of Distribution”) is amended to delete the period at the end thereof and replace it with “; provided, however, that, for the avoidance of doubt, any such subsequent deferral election shall become irrevocable as of the date that is 12 months prior to the previously designated Distribution Date with respect to which the subsequent deferral election is made.”

4. Section 9 of the Plan (“Administration; Delegation”) is amended in its entirety to read as follows:

“SECTION 9

ADMINISTRATION; DELEGATION

The Plan Manager will have the sole and absolute authority to determine eligibility for benefits and administer, interpret, construe and vary the terms of the Plan; provided, however, that after a Change in Control, the Plan Manager will be subject to the direction of the trustee of the Trust with respect to the exercise of the authority granted by this Section 9 and elsewhere in this Plan. The ISP Administrative Committee or its delegate shall administer the Trust, if any.

This Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and will be administered in a manner consistent with that intent.

The Board, the Committee or the Plan Manager may, in its sole discretion, delegate authority hereunder, including but not limited to delegating authority to modify, amend, administer, interpret, construe or vary the Plan, to the extent permitted by applicable law or administrative or regulatory rule.

All administrative costs and expenses of the Plan, to the extent permitted under applicable law, will be allocated among and deducted from Accounts of all Participants on a pro rata basis in accordance with procedures determined by the Plan Manager.”

5. Section 10 of the Plan (“Amendment and Termination”) is amended in its entirety to read as follows:

“SECTION 10

AMENDMENT AND TERMINATION

The Committee or its delegate will have the sole and absolute discretion to modify, amend or terminate this Plan, in whole or in part, at any time; provided, however, that no modification, amendment or termination will be made that would have the effect of decreasing the amount payable to any Participant or Beneficiary hereunder without the consent of such Participant or Beneficiary. In the event of any termination of the Plan or any portion thereof, payment of affected Participants’ Accounts shall be made under and in accordance with the terms of the Plan and the applicable elections, except that the Plan Manager may determine, in its sole discretion, to accelerate payments to all such Participants if and to the extent that such acceleration is permitted under Section 409A of the Internal Revenue Code.

After a Change in Control, the Plan may not be amended in any manner that adversely affects the administration or payment of a Participant’s benefits hereunder (including but not limited to the timing and form or payment of benefits hereunder) without the consent of the Participant, nor may the provisions of this Section 10 or Section 11 be amended after a Change in Control with respect to a Participant without the written consent of the Participant; provided, however, that the failure of the Participant to consent to any such amendment will not impair the ability of the Committee or its delegate, as the case may be, to amend the Plan with respect to any other Participant who has consented to such amendment.”

6. Section 13.1 of the Plan (“Liability of the Board and the Committee”) is amended in its entirety to read as follows:

“13.1	Liability of the Board, the Committee, the ISP Administrative Committee and Plan Manager

Neither the Board, the Committee, the ISP Administrative Committee nor the Plan Manager will be liable to any person for any action taken or admitted in connection with the administration, interpretation, construction or variance of the Plan.”

7. The first paragraph of Section 13.7 of the Plan (“Construction”) is amended in its entirety to read as follows:

“No rule of strict construction shall be applied against the Corporation, any Affiliate, the Committee, the Board, the ISP Administrative Committee, the Plan Manager or any other person regarding the interpretation of any terms of this Plan or any rule or procedure established by the Plan Manager.”

8. Section 13.8 of the Plan (“Corporation and Affiliate Liability”) is amended to delete the words “the Committee’s or” from the first sentence thereof.

9. Section 13.10 of the Plan (“Notices”) is amended in its entirety to read as follows:

“13.10	Notices

All notices to the Corporation hereunder shall be delivered to the attention of the Plan Manager acting on its behalf. Any notice or filing required or permitted to be given to the Committee, Plan Manager or the Corporation under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Plan Manager, at the principal office of the Corporation. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.”

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Executed and adopted by the Chief Human Resources Officer of The PNC Financial Services Group, Inc. this 20th day of December, 2013 pursuant to the authority delegated by the PNC’s Personnel and Compensation Committee.

/s/ Joan L. Gulley
Joan L. Gulley
Executive Vice President
Chief Human Resources Officer

[Signature Page to Amendment 2013-1 to

The PNC Financial Services Group, Inc. Deferred Compensation Plan]